Exhibit 4.21

Dated 24 October 2018

LEONIDAS MARINE LLC

as Borrower

and

POSEIDON CONTAINERS HOLDINGS LLC

as Guarantor

and

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

as Lenders

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Facility Agent and Security Agent

FIRST SUPPLEMENTAL AGREEMENT

relating to

a facility agreement dated 11 August 2017

in respect of a loan facility of US$19,500,000

to refinance certain existing indebtedness secured on

m.v. “AGIOS DIMITRIOS”

WATSON FARLEY

&

WILLIAMS

Index

Clause		Page

1	Interpretation	2
2	Agreement of the Finance Parties	3
3	Conditions Precedent and Conditions Subsequent	3
4	Representations and Warranties	4
5	Amendment of Facility Agreement and other Finance Documents	4
6	Further Assurances	11
7	Expenses	12
8	Notices	12
9	Supplemental	12
10	Law and Jurisdiction	13

Schedules

Schedule 1	Lenders	14
Schedule 2	Conditions Precedent Documents	15
Schedule 3	Conditions Subsequent Documents	16
Schedule 4	Form of Effective Date Notice	17

Execution

Execution Pages		18

THIS FIRST SUPPLEMENTAL AGREEMENT is made on 24 October 2018

PARTIES

(1)

LEONIDAS MARINE LLC, a limited liability company formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrower”);

(2)

POSEIDON CONTAINERS HOLDINGS LLC, a limited liability company formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Guarantor”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1, as lenders (the “Lenders”);

(4)	WILMINGTON TRUST, NATIONAL ASSOCIATION, as agent of the other Finance Parties (the “Facility Agent”); and

(5)	WILMINGTON TRUST, NATIONAL ASSOCIATION, as security agent of the Secured Parties (the “Security Agent”).

BACKGROUND

(A)

By a facility agreement dated 11 August 2017 (the “Facility Agreement”) and made between (i) the Borrower, (ii) the Guarantor, (iii) the Lenders, (iv) the Facility Agent and (v) the Security Agent, the Lenders have made available to the Borrower a loan facility of US$19,500,000.

(B)	The Borrower and the Guarantor have requested that the Finance Parties consent and agree to:

(i)

the reverse triangular merger involving the Guarantor and the New Holding Company, as a result of which (a) the Guarantor would be the surviving entity and an indirect, wholly-owned subsidiary of the New Holding Company and (b) the Shareholders would receive shares of the New Holding Company;

(ii)	the shares and voting rights attaching to the shares in respect of the New Holding Company being in turn legally and beneficially owned by, amongst others, the Shareholders and the New Shareholders;

(iii)	the change in the ultimate beneficial ownership of the equity interests in the Borrower and the Guarantor;

(iv)	the cessation of Mr George Giouroukos from his position as Chief Executive Officer of the Guarantor; and

(v)

the termination of the existing Management Agreements and their replacement by new Management Agreements to be entered into between the Borrower or the Guarantor (as may be the case) and each Approved Manager on substantially similar terms to the existing Management Agreements.

together, the “Request”.

(C)

This First Supplemental Agreement sets out the terms and conditions on which the Finance Parties agree to the Request and the consequential amendments of the Facility Agreement and the other Finance Documents in connection with the Request.

OPERATIVE PROVISIONS

1	INTERPRETATION

1.1	Defined expressions

Words and expressions defined in the Facility Agreement shall have the same meanings when used in this First Supplemental Agreement unless the context otherwise requires.

1.2	Definitions

In this First Supplemental Agreement, unless the contrary intention appears:

“Effective Date” means the date on which the Facility Agent (acting on the instructions of the Majority Lenders following receipt of a corresponding notification in writing from the Majority Lenders) notifies the Borrower in writing in the form set out in Schedule 4 that all the conditions precedent in Schedule 2 have been satisfied, which confirmation the Facility Agent shall be under no obligation to give if an Event of Default shall have occurred or if the Majority Lenders have not instructed the Facility Agent to give such notification.

“Merger” means a reverse triangular merger involving the Guarantor and the New Holding Company, as a result of which (a) the Guarantor would be the surviving entity and an indirect, wholly-owned subsidiary of the New Holding Company and (b) the Shareholders would receive shares of the New Holding Company.

“Merger Documents” means the ancillary agreements entered into by the Shareholders and the New Shareholders in connection with the definitive agreement in respect of the Merger.

“New Holding Company” means the corporation under the name Global Ship Lease Inc. (as may be renamed following the Merger), incorporated in the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960 and whose shares are publically listed on the New York Stock Exchange.

“New Shareholder” means each of:

(a)	Mr Michael Gross (either directly or indirectly through one or more Subsidiaries); and

(b)	CMA CGM S.A., a company incorporated in France.

“Relevant Shareholding” means, in respect of the New Holding Company, the percentage of ownership of shares and voting power being held by each of the Shareholders and the New Shareholders, as such percentage shall be set out in the Merger Documents and disclosed in writing to the Facility Agent on the date of the Merger.

1.3	Application of construction and interpretation provisions of Facility Agreement

Clauses 1.2 through 1.5 of the Facility Agreement apply, with any necessary modifications, to this First Supplemental Agreement.

2	AGREEMENT OF THE FINANCE PARTIES

2.1	Agreement of the Lenders

The Lenders and the Facility Agent consent and agree, subject to and upon the terms and conditions of this First Supplemental Agreement, to the Request and all actions taken in connection therewith.

2.2	Agreement of the Finance Parties

The Finance Parties agree, subject to and upon the terms and conditions of this First Supplemental Agreement, to the consequential amendments of the Facility Agreement and the other Finance Documents in connection with the matters referred to in Clause 2.1.

2.3	Effective Date

The Agreement of the Finance Parties contained in Clause 2.1 (Agreement of the Lenders) 2.2 (Agreement of the Finance Parties) shall have effect on and from the Effective Date.

2.4	Void First Supplemental Agreement

If for any reason whatsoever (including, but not limited to, the Merger not having taken place), the Borrower fails to fulfil the conditions subsequent in Clause 3.3 by 31 December 2018 (or such later date as may be agreed by the Facility Agent, acting on the instructions of the Majority Lenders), this First Supplemental Agreement shall be rendered void ab initio.

3	CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

3.1	General

The agreement of the Finance Parties contained in Clauses 2.1 and 2.2 is subject to the fulfilment of the conditions precedent in Clause 3.2.

3.2	Conditions precedent

The conditions referred to in Clause 3.1 are that the Facility Agent shall have received the documents and evidence referred to in Schedule 2 in all respects in form and substance satisfactory to the Majority Lenders and their lawyers (being Watson Farley & Williams). Upon receipt of the documents and evidence referred to above, the Majority Lenders shall notify the Facility Agent if the relevant conditions precedent have been satisfied and instruct the Facility Agent to notify the Borrower confirming such satisfaction. Upon receipt of the aforementioned notification from the Majority Lenders, the Facility Agent shall promptly deliver to the Borrower a written confirmation in the form set out in Schedule 4.

3.3	Conditions Subsequent

The Borrower further undertakes to provide the Facility Agent with the documents and evidence referred to in Schedule 3 in all respects in form and substance satisfactory to the Majority Lenders and their lawyers (being Watson Farley & Williams) on the date falling three (3) Business Days following the date of the Merger (or such later date as may be agreed between the Borrower and the Majority Lenders).

3.4	Deferral of conditions precedent

If the Facility Agent (acting on the instructions of the Majority Lenders in their discretion), issues a confirmation in the form set out in Schedule 4 before certain of the conditions referred to in Clause 3.2 are provided, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Effective Date.

4	REPRESENTATIONS AND WARRANTIES

4.1	Repetition of Facility Agreement representations and warranties

The Borrower and the Guarantor represent and warrant to the Facility Agent (for the benefit of the Finance Parties) that the representations and warranties in clause 18 (Representations) of the Facility Agreement, as amended by the transactions contemplated in the Request and as amended by this First Supplemental Agreement and updated with appropriate modifications to refer to this First Supplemental Agreement and, where appropriate, each other Finance Document which is being amended by this First Supplemental Agreement and the transactions contemplated in the Request, remain true and not misleading if repeated on the date of this First Supplemental Agreement with reference to the circumstances now existing.

4.2	Repetition of Finance Document representations and warranties

The Borrower, the Guarantor and each of the other Transaction Obligors represent and warrant to the Facility Agent (for the benefit of the Finance Parties) that the representations and warranties in the Finance Documents (other than the Facility Agreement) to which each is a party, as amended by the transactions contemplated in the Request and as amended and supplemented by this First Supplemental Agreement and updated with appropriate modifications to refer to this First Supplemental Agreement and the transactions contemplated in the Request, remain true and not misleading if repeated on the date of this First Supplemental Agreement with reference to the circumstances now existing.

5	AMENDMENT OF FACILITY AGREEMENT AND OTHER FINANCE DOCUMENTS

5.1	Amendments to Facility Agreement

With effect on and from (and subject to the occurrence of) the Effective Date, the Facility Agreement shall be, and shall be deemed by this First Supplemental Agreement to be, amended as follows:

(a)	by adding the following definitions in clause 1.1 (Definitions) thereof as follows in the requisite alphabetical order:

“Effective Date” means the date on which the Facility Agent (acting on the instructions of the Majority Lenders following receipt of a corresponding notification in writing from the Majority Lenders) notifies the Borrower in writing in the form set out in schedule 4 to the First Supplemental Agreement that all the conditions precedent in schedule 2 to the First Supplemental Agreement have been satisfied, which confirmation the Facility Agent shall be under no obligation to give if an Event of Default shall have occurred or if the Majority Lenders have not instructed the Facility Agent to give such notification.

“First Supplemental Agreement” means the supplemental agreement dated 24 October 2018 and made between (inter alios) (i) the Borrower, (ii) the Guarantor, (iii) the Lenders, (iv) the Facility Agent and (v) the Security Agent, setting out the terms and conditions pursuant to which this Agreement is amended and supplemented.

“Merger” means a reverse triangular merger involving the Guarantor and the New Holding Company, as a result of which (i) the Guarantor would be the surviving entity and an indirect, wholly-owned subsidiary of the New Holding Company and (ii) the Shareholders would receive shares of the New Holding Company.

“Merger Documents” means the ancillary agreements entered into by the Shareholders and the New Shareholders in connection with the definitive agreement in respect of the Merger.

“New Holding Company” means the corporation under the name Global Ship Lease Inc. (as may be renamed following the Merger), a corporation incorporated in the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960 and whose shares are publically listed on the New York Stock Exchange.

“New Shareholder” means each of:

(a)	Mr Michael Gross (either directly or indirectly through one or more Subsidiaries); and

(b)	CMA CGM S.A., a company incorporated in France.

“Relevant Shareholding” means, in respect of the New Holding Company, the percentage of ownership of shares and voting power being held by each of the Shareholders and the New Shareholders, as such percentage shall be set out in the Merger Documents and disclosed in writing to the Facility Agent as of the date of the Merger.;

(b)

by deleting the definitions of “ABN Facility Agreement”, “Existing ABN Amro Facility Agreement”, “Existing Group Facility Agreement”, “Existing Fleet Vessel”, “Refinancing Date” and “Termination Event” in clause 1.1 thereof and all references thereto (including clause 21.26 thereof) in their entirety;

(c)	by deleting the definition of “Commercial Management Agreement” in clause 1.1 thereof and replacing it with the following:

“Commercial Management Agreement” means the agreement entered or to be entered into between the Guarantor and the Approved Commercial Manager regarding the commercial management of, amongst other vessels, the Ship.;

(d)	by deleting the definition “Group Facility Agreement” in clause 1.1 thereof and replacing it with the following:

“Group Facility Agreement” means:

(a)

the facility agreement dated 11 August 2017 entered into by, inter alia, Credit Agricole Corporate and Investment Bank (as Lender) and Hector Marine LLC, Hephaestus Marine LLC and Pericles Marine LLC (as joint and several borrowers), as may be amended, supplemented, novated and/or replaced from time to time;

(b)

the facility agreement dated 11 August 2017 entered into by, inter alia, ABN AMRO Bank N.V. (as Agent, Arranger, Swap Bank and Security Trustee) and Zeus One Marine LLC, Ikaros Marine LLC, Tasman Marine LLC, Hudson Marine LLC and Drake Marine LLC

(as joint and several borrowers) as amended and restated by an Amending and Restating Deed on 9 October 2018 and as may be amended, supplemented, novated and/or replaced from time to time;

(c)

the facility agreement dated 18 July 2017 entered into by, DVB Bank SE, Amsterdam Branch (as Facility Agent, Security Agent and Arranger) and Athena Marine LLC, Aphrodite Marine LLC, Aris Marine LLC and Alexander Marine LLC as borrowers, as may be amended, supplemented, novated and/or replaced from time to time; and

(d)

the facility agreement dated 9 October 2018 entered into by, inter alia, Amsterdam Trade Bank N.V. (as Agent and Security Agent) and THD Maritime Co. Limited as Borrower, as may be amended, supplemented, novated and/or replaced from time to time.”;

(e)	by deleting the definition of “Technical Management Agreement” in clause 1.1 thereof and replacing it with the following:

“Technical Management Agreement” means the agreement entered or to be entered into between the Borrower and the Approved Technical Manager regarding the technical management of the Ship.;

(f)	by deleting in its entirety the definition of “LLC Shares” in clause 1.1 (Definitions) thereof and replacing it with the following new definition:

“LLC Shares” in respect of the Borrower shall have the meaning ascribed thereto in the Borrower’s limited liability company agreement and, in respect of the Guarantor, shall have the meaning ascribed to the term “Unit” in the Guarantor’s limited liability company agreement, as amended.;

(g)	by deleting in its entirety clause 7.2 (Change of Control) thereof and replacing it with the following new clause:

“7.2	Change of Control

(a)

If a Change of Control occurs, the Borrower and the Guarantor shall promptly notify the Facility Agent upon becoming aware of that event, and the Facility Agent shall (acting on the instructions of the Majority Lenders), if the Majority Lenders so require, by not less than 15 days’ notice to the Borrower, cancel the Facility and declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and the Loan and all such outstanding interest and other amounts will become immediately due and payable.

(b)

In the event that such Change of Control occurs and no mandatory prepayment is required under paragraph (a) of this Clause 7.2, then the Transaction Obligors shall enter into, and provide, such documentation as may be required by the Facility Agent (acting with the authorisation of the Lenders, acting reasonably) in order to amend this Agreement and the other Finance Documents, in light of such Change of Control.

For the purposes of this Clause 7.2 (Change of Control), a “Change of Control” occurs if:

(A)

any of the Shareholders and/or the New Shareholders cease to own (either directly or indirectly through one or more Subsidiaries) any part of its respective Relevant Shareholding in the New Holding Company during the six-month period following the Merger; or

(B)

Mr George Giouroukos ceases to be the Executive Chairman (or such equivalent position as may be disclosed to the Facility Agent) of the New Holding Company, other than by reason of death or other incapacity in managing his affairs; or

(C)	a Delisting occurs.

For the purposes of this Clause 7.2 (Change of Control):

“Delisting” means if (a) the shares of the New Holding Company cease to be publically listed on the New York Stock Exchange and (b) in the opinion of the Lenders (acting reasonably), the average charter rate of hire in respect of the Ship is not sufficient to cover Six Months’ Debt Service.

“Operating Expenses” mean, in relation to the Ship, the appropriately and properly incurred costs and expenses of operating the Ship including expenses for crewing, victualling, insuring, maintenance, spares, management, operation and voyage (if payable by the Borrower) of the Ship.

“Six Months’ Debt Service” means, in respect of the six month period commencing on the date of the Delisting and ending six months thereafter, the aggregate amount of (a) the Operating Expenses in respect of the Ships and (b) any sums to be incurred by the Borrower in respect of the payment of principal of, and accrued interest on, the Loan and any accrued costs and expenses pursuant to this Agreement, during such six month period.”;

(h)	by deleting clause 18.3 (LLC Shares and ownership) thereof in its entirety and replacing it with the following new clause:

“18.3	LLC Shares and ownership

(a)	In the case of the Borrower, its limited liability company interest is unitized into a maximum of 500 LLC Shares, all of which have been issued to the Guarantor.

(b)

In the case of the Guarantor, its limited liability company interest is unitized and no limitation on the number of units is established within its limited liability company agreement, all of which are indirectly legally and beneficially owned by the New Holding Company.

(c)

The legal title to and direct beneficial interest in all of the limited liability company interests in the Borrower is held free of any Security other than Permitted Security or any other claim by the Guarantor.

(d)	None of the LLC Shares in the Borrower is subject to any option to purchase, preemption rights or similar rights.”;

(i)	by deleting clause 18.30 (Centre of main interests and establishments) thereof in its entirety and replacing it with the following new clause:

“18.30	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Greece (or, in the case of the Guarantor, Greece or the United States of America as notified by the Guarantor to the Facility Agent on the Effective Date) and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.”;

(j)	by deleting clause 18.31 (Place of business) thereof in its entirety and replacing it with the following new clause:

“18.31	Place of business

No Transaction Obligor has a place of business in any country other than Greece or, in respect of the Guarantor, Greece or the United States of America as notified by the Guarantor to the Facility Agent on the Effective Date.”;

(k)	by deleting sub-paragraph (a)(ii) in clause 19.2 (Financial statements) thereof and all references to the requirement for consolidated financial statements of the Guarantor;

(l)	by including an additional sub-clause in clause 19.2 (Financial statements) thereof that shall be read and construed as follows:

“(d)

The Borrower and the Guarantor shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as they become available, but in any event within 90 days after the end of each of the respective financial years of the New Holding Company, publically available annual financial statements of the New Holding Company prepared in accordance with NYSE rules (as shown and available in the website of the New Holding Company).”;

(m)	by including the words “or GAAP” next to each reference to “IFRS” in clause 20.2 (Guarantor’s financial covenants) thereof;

(n)	by deleting in its entirety clause 21.14 thereof and replacing it with the following new clause:

“21.14	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (save for the Merger), without the prior consultations and written consent from the Facility Agent (acting on the instructions of all Lenders) Provided that prior consent of the Facility Agent is not required in the case of a merger, amalgamation, demerger, consolidation or corporate reconstruction of the New Holding Company where the New Holding Company remains the surviving entity of that merger and so long as (i) no Event of Default has occurred and is continuing at any relevant time, (ii) such merger, amalgamation, demerger, consolidation or corporate reconstruction has no Material Adverse Effect on the business assets, operations, property or financial condition of the New Holding Company and (iii) either (A) at the time of entry into definitive documentation with respect to such transaction, the ratio of the principal amount of the Total Debt of the Person being acquired by, or being merged, consolidated or amalgamated into, the New Holding Company to the Fair Market Value of such Person does not exceed 80% or (B) the ratio of the principal amount of the Total Debt relative to the Adjusted EBITDA of the New Holding Company on a pro forma basis will be no greater than the ratio of the New Holding Company was prior to such transaction.

For the purposes of this clause only, the following definitions shall apply:

Adjusted EBITDA means, with respect to any specified Person, the net income (loss) before interest income and expense including amortization of deferred financing costs, realized and unrealized gain (loss) on interest rate derivatives, earnings allocated to preferred shares, income taxes, depreciation, amortization and impairment charges of such Person on a consolidated basis for the most recently ended four-quarter period for which internal financial statements are available immediately preceding the calculation date or as otherwise specified.

Approved Valuer means any of Clarksons, Maersk Broker, Howe Robinson, Fearnleys, Braemar ACM, Barry Rogliano Sales (BRS), Simpson Spence Young, E.A.Gibson.

Fair Market Value means, with respect to any asset or property, the value that would be paid in cash by a willing buyer to an unaffiliated willing seller on the basis of a sale for prompt delivery in an arm’s length transaction not involving distress or necessity of either party, as determined in good faith by the Obligors, provided that in respect of a vessel, such Fair Market Value shall be determined in dollars, as the arithmetic mean of independent valuations of such vessel on an “as is where is” basis, including any charters or other contracts for employment, obtained by the Obligors from two Approved Valuers.

Person means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity, whether legal or not.

Total Debt means, with respect to any Person, the total amount of indebtedness of such Person on a consolidated basis as of the end of the most recently ended fiscal quarter for which internal financial statements are available immediately preceding the calculation date.”;

(o)	by deleting in its entirety paragraph (c) of clause 23.15 (Restrictions on chartering, appointment of managers etc.) thereof and replacing it with the following new paragraph:

“(c)	amend, supplement or terminate a Management Agreement, save for the termination of the current Management Agreements and the entering into new Management Agreements in connection with the Merger;”;

(p)	by deleting in its entirety clause 26.10 (Ownership of the Borrower and the Guarantor) thereof and replacing it with the following new clause:

“26.10	Ownership of the Borrower and the Guarantor/Guarantees by New Holding Company

(a)

The Guarantor ceases, without the prior written consent of the Majority Lenders, to hold the direct legal and beneficial ownership and control of all of the limited liability company interests in the Borrower (and the voting rights attaching to those limited liability company interests).

(b)

The New Holding Company ceases, without the prior written consent of the Majority Lenders, to hold the direct or indirect legal and beneficial ownership and control of all of the limited liability company interests in the Guarantor (and the voting rights attaching to those limited liability company interests).

(c)	The New Holding Company guarantees the obligations of any member of the Group (other than the Borrower) under any Group Facility Agreement (the “Initial Guarantee(s)”) and:

(A)	the Guarantor fails to notify the Facility Agent of its intention to enter into such Initial Guarantee(s) and of its/their terms within 7 days prior to the date of such Initial Guarantee(s); or

(B)

the New Holding Company fails to execute in favour of the Security Agent a guarantee as security of the obligations of the Borrower under this Agreement on similar terms as the Initial Guarantee(s), within 20 days (or such later date as may be reasonably required for the negotiation and preparation of the relevant guarantee documentation) from the Facility Agent’s request (together with any other documentation that may be required by the Lenders including, without limitation, any amendment documentation in respect of this Agreement and any other documents that may be reasonably required by the Lenders).”;

(q)

by construing the definition of, and references throughout the Facility Agreement to, each Finance Document as if the same referred to that Finance Document as amended and supplemented by this First Supplemental Agreement; and

(r)

by construing references throughout the Facility Agreement to “this Agreement”, “hereunder” and other like expressions as if the same referred to the Facility Agreement as amended and supplemented by this First Supplemental Agreement.

5.2	Amendments to Finance Documents

With effect on and from (and subject to the occurrence of) the Effective Date, each of the Finance Documents (other than the Facility Agreement) shall be, and shall be deemed by this First Supplemental Agreement to be, amended as follows:

(a)

by construing the definition of, and references throughout each of the Finance Documents to, the Facility Agreement and any of the other Finance Documents as if the same referred to the Facility Agreement and those Finance Documents as amended by this First Supplemental Agreement; and

(b)

by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this First Supplemental Agreement.

5.3	The Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect, as amended by:

(a)	the amendments contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this First Supplemental Agreement.

5.4	Lenders’ instructions to Facility Agent and Security Agent

Each Lender hereby authorises, directs and instructs the Facility Agent and the Security Agent to concur in and enter into this First Supplemental Agreement and any other deeds and documents as may be necessary for the purpose of giving effect to this First Supplemental Agreement, and each Lender confirms, for the avoidance of doubt, that clause 29.11 (Lenders’ indemnity to the Facility Agent) of the Facility Agreement and clause 30.12 (Lenders’ indemnity to the Security Agent) of the Facility Agreement shall apply to this First Supplemental Agreement as if they were expressly incorporated in this First Supplemental Agreement with any necessary modifications.

6	FURTHER ASSURANCES

6.1	Borrower’s and Guarantor’s obligations to execute further documents etc.

The Borrower and the Guarantor shall:

(a)

execute and deliver to the Facility Agent (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the laws of England or such other country as the Facility Agent may (acting on the instructions of the Majority Lenders), in any particular case, specify; and

(b)	effect any registration or notarisation, give any notice or take any other step,

which the Facility Agent may (acting on the instructions of the Majority Lenders), by notice to the Borrower or, as the case may be, the Guarantor, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances

Those purposes are:

(a)

to validly and effectively to create any Security or right of any kind which the Lenders intended should be created by or pursuant to the Facility Agreement or any other Finance Document, each as amended or supplemented by this First Supplemental Agreement; and

(b)	to implement the terms and provisions of this First Supplemental Agreement.

6.3	Terms of further assurances

The Facility Agent (acting on the instructions of the Majority Lenders) may specify the terms of any document to be executed by the Borrower or the Guarantor under Clause 6.1, and those terms may include any covenants, powers and provisions which the Facility Agent (acting on the instructions of the Majority Lenders) may require.

6.4	Obligation to comply with notice

The Borrower or the Guarantor shall comply with a notice under Clause 6.1 by the date specified in the notice.

6.5	Limited liability company action

At the same time as the Borrower or the Guarantor delivers to the Facility Agent any document executed under Clause 6.1(a), the Borrower or, as the case may be, the Guarantor shall also deliver to the Facility Agent a certificate signed by an officer of the Borrower or, as the case may be, the Guarantor, which shall:

(a)

set out the text of a resolution of the Borrower’s or the Guarantor’s applicable governing body specifically authorising the execution of the document specified by the Facility Agent (acting on the instructions of the Majority Lenders) unless the execution of the relevant document is authorised by the existing resolutions and general power of attorney of the Borrower or, as the case may be, the Guarantor; and

(b)

state that either the resolution was duly passed by the member or board of directors, as applicable, validly convened and held throughout and is valid under the Borrower’s or, as the case may be, the Guarantor’s limited liability company agreement or other constitutional documents.

7	EXPENSES

7.1	Reimbursement of expenses

The Borrower shall reimburse the Facility Agent on demand for all reasonable costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Facility Agent or any other Finance Party in connection with the negotiation, preparation and execution of this First Supplemental Agreement and any other documents required thereunder.

8	NOTICES

8.1	General

The provisions of clause 36 (Notices) of the Facility Agreement, as amended by this First Supplemental Agreement, shall apply to this First Supplemental Agreement as if they were expressly incorporated in this First Supplemental Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts

This First Supplemental Agreement may be executed in any number of counterparts.

9.2	Third party rights

No person who is not a party to this First Supplemental Agreement has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this First Supplemental Agreement.

10	LAW AND JURISDICTION

10.1	Governing law

This First Supplemental Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Facility Agreement provisions

The provisions of clause 47 (Enforcement) of the Facility Agreement, as amended by this First Supplemental Agreement, shall apply to this First Supplemental Agreement as if they were expressly incorporated in this First Supplemental Agreement with any necessary modifications.

This First Supplemental Agreement has been duly executed as a Deed on the date stated at the beginning of this First Supplemental Agreement.

SCHEDULE 1

LENDERS

Lender	Address for Communication

EnTrustPermal ICAV, for and on behalf of Blue Ocean Fund	EnTrustPermal ICAV
c/o EnTrustPermal Partners Offshore LP
375 Park Avenue
New York, NY 10152

Facsimile: +1 212 888 0751

Email: sengh@entrustpermal.com
/odonnerstein@entrustpermal.com/
bkahne@entrustpermal.com

Attention: Svein Engh / Omer Donnerstein / Bruce Kahne

Blue Ocean Onshore Fund LP	Blue Ocean Onshore Fund LP
c/o EnTrust Partners LLC
375 Park Avenue
New York, NY 10152

Facsimile: +1 212 888 0751

Email: sengh@entrustpermal.com
/odonnerstein@entrustpermal.com/
bkahne@entrustpermal.com

Attention: Svein Engh / Omer Donnerstein / Bruce Kahne

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

The following are the documents referred to in Clause 3.2:

1

In respect of the Obligors only, documents of the kind specified in paragraphs 1.1 to 1.5 of Schedule 2, Part A of the Facility Agreement as amended and supplemented by this First Supplemental Agreement (as applicable) and, in respect of each of the Approved Managers and K&T Marine, an up-to-date certificate of incumbency.

2	A duly executed original of this First Supplemental Agreement and any documents required pursuant thereto.

3	Documentary evidence that the agent for service of process named in clause 47 of the Facility Agreement has accepted its appointment in respect of this First Supplemental Agreement.

4

Certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this First Supplemental Agreement (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Facility Agent (acting on the instructions of the Majority Lenders) deems appropriate.

5

Favourable legal opinions from lawyers appointed by the Facility Agent (acting on the instructions of the Majority Lenders) on such matters concerning the laws of Marshall Islands and such other relevant jurisdictions as the Facility Agent may (acting on the instructions of the Majority Lenders) require.

6

Any further opinions, consents, agreements and documents in connection with this First Supplemental Agreement or any Finance Document which the Facility Agent (acting on the instructions of the Majority Lenders) may request by notice to the Borrower prior to the Effective Date.

SCHEDULE 3

CONDITIONS SUBSEQUENT DOCUMENTS

The following are the documents referred to in Clause 3.3:

1

Evidence satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) that the Merger has taken place and that, immediately after the Merger, each Shareholder and each New Shareholder is, or will be, the legal and/or beneficial owner of its respective Relevant Shareholding.

2

Such documents and other evidence in such form as is requested by the Facility Agent in order for the Finance Parties to comply with all necessary “know your customer” or “client acceptance” or other similar identification procedures (including, but not limited to, specimen signatures of all the members or directors, as the case may be, and other officers of the New Holding Company) in relation to the transactions contemplated in the Finance Documents.

3

A certified true copy of the amended and restated limited liability company agreement and the certificate of limited liability company interest in respect of the Guarantor specifying the members/holders of the membership interests in the Guarantor.

4	A certified true copy of the Articles of Association and the Bylaws of the New Holding Company, as amended following the Merger.

5	A certified true copy of the duly executed Merger Documents.

6	A certificate of the Borrower stating the percentage of ownership of shares and common (voting power) being held by each of the Shareholders and the New Shareholders in the New Holding Company.

7	Evidence of the change of the name of the New Holding Company (if applicable).

8	A certified copy of each of the new Management Agreements together with such documentation as may be required by the Facility Agent in respect of any amendments to the existing Manager’s Undertakings.

SCHEDULE 4

FORM OF EFFECTIVE DATE NOTICE

To:	LEONIDAS MARINE LLC

c/o Technomar Shipping Inc.

3-5 Menandrou Street

145 61 Kifisia

Athens, Greece

Fax: +30 210 8084224

[●] 2018

Dear Sirs

We refer to the first supplemental agreement (the “First Supplemental Agreement”) dated [●] 2018 made between, inter alios, (i) yourselves as Borrower, (ii) the financial institutions listed in Schedule 1 therein as Lenders and (iii) ourselves as Facility Agent and Security Agent.

Words and expressions defined in the First Supplemental Agreement shall have the same meaning when used in this letter.

We write to confirm that we have received written notification from the Majority Lenders that the conditions precedent in Schedule 2 of the First Supplemental Agreement [(other than those conditions precedent set out in clauses [●], in respect of which the Majority Lenders have deferred the same provided that they are received within five (5) Business Days of the Effective Date)] have been fulfilled and that accordingly the Effective Date is [●] 2018.

Yours faithfully

for and on behalf of

WILMINGTON TRUST, NATIONAL ASSOCIATION

(as Facility Agent on behalf of the Finance Parties)

.

EXECUTION PAGES

BORROWER

EXECUTED as a DEED	)
by LEONIDAS MARINE LLC	)
acting by Aikaterini Emmanouil	)
its duly authorised	)
attorney-in-fact	)
in the presence of:	)

PAT SKALA WATSON, FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS - GREECE

GUARANTOR

EXECUTED as a DEED	)
by POSEIDON CONTAINERS HOLDINGS LLC	)
acting by Aikaterini Emmanouil	)
its duly authorised	)
attorney-in-fact	)
in the presence of:	)

PAT SKALA WATSON, FARLEY & WILLIAMS 348 SYNGROU AVENUE 176 74 KALLITHEA ATHENS - GREECE

LENDERS

EXECUTED as a DEED	)
by BLUE OCEAN ONSHORE FUND LP	)
By: EnTrust Partners LLC,	)
as its General Partner	)
acting by	)	Matthew A. Lux
in the presence of:	)	Managing Director, Deputy General Counsel

EXECUTED as a DEED	)
by ENTRUSTPERMAL ICAV, for and on	)
behalf of BLUE OCEAN FUND	)
By: EnTrustPermal Partners Offshore LP,	)
as its Investment Advisor	)
acting by	)	Matthew A. Lux
in the presence of:	)	Managing Director, Deputy General Counsel

FACILITY AGENT
EXECUTED as a DEED	)
by WILMINGTON TRUST, NATIONAL ASSOCIATION	)
acting by	)	Joshua G. James
in the presence of:	)	Vice President

SECURITY AGENT
EXECUTED as a DEED	)
by WILMINGTON TRUST, NATIONAL ASSOCIATION	)
acting by	)	Joshua G. James
in the presence of:	)	Vice President

COUNTERSIGNED this 24th day of October 2018 for and on behalf of the below companies each of which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this First Supplemental Agreement, that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement and the other Finance Documents (each as amended and supplemented by this First Supplemental Agreement).

APPROVED MANAGERS

George Youroukos
President
for and on behalf of
TECHNOMAR SHIPPING INC.

Dimitrios Tsiaklagkanos
President
for and on behalf of
CONCHART COMMERCIAL INC.

COUNTERSIGNED this 24th day of October 2018 for and on behalf of the below company which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this First Supplemental Agreement, that it agrees in all respects to the same and that the Subordination Agreement to which it is a party shall remain in full force and effect in accordance with its terms.

SUBORDINATED CREDITOR

Georgios Giouroukos
Chief Executive Officer
for and on behalf of
K&T MARINE LLC